Exhibit 99.1

Stellar V Capital Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 24, 2025

NEW YORK, March 19, 2025 (GLOBE NEWSWIRE) -- Stellar V Capital Corp. (the “Company”), a special purpose acquisition company formed as a Cayman Islands exempted company, today announced that commencing March 24, 2025, holders of the units sold in the Company’s initial public offering completed on January 31, 2025 may elect to separately trade the Class A ordinary shares of the Company and the warrants included in such units on The Nasdaq Global Market (“Nasdaq”).

The Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “SVCC” and “SVCCW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “SVCCU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and Warrants.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as sole book-running manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stellar V Capital Corp.

Stellar V Capital Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Anastasios (Tassos) Chrysostomidis Vice President of Business Development Stellar V Capital Corp. www.stellaracquisition.com Email: inquiries@stellaracquisition.com	Daniela Guerrero Investor Relations/Media Capital Link, Inc. 230 Park Avenue, Suite 1540 New York, N.Y. 10169 Tel.: (212) 661-7566 Email: stellaracquisition@capitallink.com